Exhibit 11.2
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                           INNOVIR LABORATORIES, INC.
                   STATEMENT OF COMPUTATION OF PER SHARE DATA

                                                                                         For the nine months ended
                                                                                                  June 30,
                                                                           ---------------------------------------------------------
                                                                                      1996                         1995
                                                                           ---------------------------------------------------------
                                                                                             Fully                         Fully
                                                                             Primary        Diluted        Primary        Diluted
                                                                           -----------    -----------    -----------    -----------
Net loss ...............................................................   ($7,123,896)   ($7,123,896)   ($3,607,017)   ($3,607,017)

Reduction of net loss assuming a portion of the proceeds from the exercise of options and warrants was used to repay the Company's term note payable and related accrued interest, and capital lease obligations and to invest in short-term government
  securities, in accordance with the treasury stock method .............                                                  1,369,953

                                                                           -----------    -----------    -----------    -----------
   Net loss ............................................................   ($7,123,896)   ($7,123,896)   ($3,607,017)   ($2,237,064)
                                                                           ===========    ===========    ===========    ===========
Weighted average number of common
  shares outstanding ...................................................     4,908,179      4,908,179      3,423,807      3,423,807

Weighted average shares issuable upon
  conversion of convertible equity securities ..........................                    2,101,716                       121,187

Shares issuable upon exercise of
  outstanding options and warrants .....................................                    1,694,019                     6,187,023

Shares assumed to be purchased under the
  treasury stock method ................................................                   (1,174,902)                     (728,205)
                                                                           -----------    -----------    -----------    -----------
Weighted average number of common
  shares used in computing per share data ..............................     4,908,179      7,529,012      3,423,807      9,003,812
                                                                           ===========    ===========    ===========    ===========
  Net loss per share ...................................................        ($1.45)        ($0.95)        ($1.05)        ($0.25)
                                                                           ===========    ===========    ===========    ===========
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